Exhibit 4.1

Execution Version

NII HOLDINGS, INC.
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF DECEMBER 18, 2019

FIRST SUPPLEMENTAL INDENTURE dated as of December 18, 2019 (this “First Supplemental Indenture”), between NII Holdings, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).
WHEREAS, the Company and the Trustee have entered into an Indenture dated as of August 14, 2018 (the “Indenture”) in connection with the issuance of up to $115,000,000 of the Company’s 4.25% Convertible Senior Notes due 2023 (the “Notes”) (capitalized terms used herein without definition have the meanings given such terms in the Indenture);
WHEREAS, pursuant to Section 10.01 of the Indenture, the Company wishes to irrevocably elect Cash Settlement as the Settlement Method for any conversion of Notes permitted under the Indenture;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.
NOW, THEREFORE, the parties hereto agree as follows:
Article 1
IRREVOCABLE ELECTION OF CASH SETTLEMENT
Section 1.01    Irrevocable Election of Cash Settlement. The Company hereby irrevocably elects Cash Settlement as the Settlement Method for any conversion of Notes permitted under the Indenture.
Article 2
MISCELLANEOUS.
Section 2.01    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).
Section 2.02    Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.03    Headings. The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.04    The Trustee.    In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of, the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representation as to the validity, execution or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

NII HOLDINGS, INC.

By:	Name: Shana C. Smith Title: Vice President, General Counsel and Corporate Secretary
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	Name: Title: